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                                                                    EXHIBIT 99.1

EVI ANNOUNCES 110% INCREASE IN QUARTERLY EARNINGS


April 20, 1998 Houston, Texas - EVI, Inc. (NYSE-EVI) today announced income from continuing operations of $31,277,000 or $.65 per diluted share on revenues of $316,840,000 for the first quarter of 1998 compared to income from continuing operations of $14,345,000 or $.31 per diluted share on revenues of $164,640,000 for the first quarter of 1997. Operating income for the first quarter of 1998 was $55,322,000 compared to $23,337,000 for the first quarter of 1997. The results of the first quarter reflect continued revenue and margin improvement in the Company's drilling products segment as well as the impact of acquisitions and cost reduction programs at the Company's production equipment segment.

Operating income at the Company's drilling products segment increased to $46,256,000 on revenues of $192,899,000 for the first quarter of 1998 up from $21,466,000 on revenues of $117,803,000 for the first quarter of 1997. Drill stem revenues increased to approximately $102 million in 1998 from $59 million in 1997. With enhanced manufacturing productivity, the Company was able to increase shipments of drill pipe by 900,000 feet over the first quarter of 1997. With a current backlog of approximately $325 million, the Company expects to ship in excess of 2.5 million feet of drill pipe in each of the remaining quarters of 1998. Premium tubular and subsea equipment revenues increased to approximately $91 million in 1998 from approximately $59 million in 1997. The 54% revenue increase is due to the 1997 acquisitions of TA Industries and XL Systems as well as an approximate 20% increase in engineered connections and premium casing revenues. The Company expects that premium tubular and subsea revenues will continue to show improvement on a year-on-year basis due to continued strength in the

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offshore markets as well as the revenue growth attributable to the acquisitions of TA Industries and XL Systems.

Operating income at the Company's production equipment division increased to $11,214,000 in the first quarter of 1998 from $3,592,000 in the first quarter of 1997. Revenues increased by $77,104,000 over the same period. The increase in revenues and operating income is due to the impact of second-half 1997 acquisitions as well as strong growth in Latin America, evidenced by a doubling of Latin American revenues from 1997 to 1998. Excluding the impact of acquisitions, revenues in the production equipment division increased by 39% over the first quarter of 1997. Operating income margins improved to 9% from 7% as manufacturing cost reduction programs in the artificial lift businesses began to have an impact in the second half of 1997. Manufacturing and distribution cost reduction initiatives will continue throughout the balance of 1998 as the Company integrates the businesses that were acquired during 1997. The Company's progressing cavity pump line of artificial lift products was negatively impacted during the first quarter of 1998 by the interruption of heavy oil drilling activity in both Canada and California. The Company has taken steps during the first quarter to lower its cost structure in heavy oil markets.

The Company also announced that it had set May 27, 1998 as the meeting date for the special meeting of the EVI stockholders to consider its proposed merger with Weatherford Enterra, Inc. (NYSE:WII). The merger is subject to various conditions, including stockholder approval and the expiration of the waiting period under the notice provisions of the United States antitrust laws, which waiting period is currently scheduled to expire on April 29, 1998.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, EVI's prospects and development for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and




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uncertainties, which are more fully described in EVI's Annual Quarterly and
Current Reports filed with the Securities and Exchange Commission, include changes in market conditions in the oil and gas industry as well as the effect of changes in prices of oil and gas. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

EVI is an international manufacturer of engineered oilfield products. The Company manufactures drilling tools, engineered connections, subsea equipment and production tools.

Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8440




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                                   EVI, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (IN 000'S EXCEPT PER SHARE AMOUNTS)


                                                Three Months Ended
                                                    March 31,
                                             ------------------------        %
                                                1998          1997        Change
                                             ----------    ----------     ------

Net Revenues:
    Drilling Products                        $  192,899     $  117,803      64%
    Production Equipment                        123,941         46,837     165%
                                             ----------     ----------     ---
                                                316,840        164,640      92%
                                             ----------     ----------     ---

Operating Income:
    Drilling Products                            46,256         21,466     115%
    Production Equipment                         11,214          3,592     212%
    Corporate Expenses                           (2,148)        (1,721)     --
                                             ----------     ----------     ---
                                                 55,322         23,337     137%

Other Income (Expense):
    Other, Net                                      789          3,314
    Interest Expense                             (7,993)        (4,411)
                                             ----------     ----------
Income Before Income Taxes                       48,118         22,240
Provision For Income Taxes                       16,841          7,895
                                             ----------     ----------
Net Income                                   $   31,277     $   14,345
                                             ==========     ==========
Earnings Per Share:
    Basic                                    $     0.66     $     0.31     113%
                                             ==========     ==========
    Diluted                                  $     0.65     $     0.31     110%
                                             ==========     ==========

Weighted Average Shares Outstanding:
    Basic                                        47,732         45,672
                                             ==========     ==========
    Diluted                                      48,333         46,765
                                             ==========     ==========

Depreciation and Amortization:
    Drilling Products                        $    7,632     $    4,714
    Production Equipment                          5,475          2,113
    Corporate                                        38             18
                                             ----------     ----------
                                             $   13,145     $    6,845
                                             ==========     ==========